EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated June 16, 2006 in the Amendment No. 2 of the Registration Statement on Form S-4 and related Prospectus of Stewart & Stevenson LLC and Stewart & Stevenson Funding Corp. for the registration of the 10% Senior Notes due 2014.

/s/ Ernst & Young LLP

March 12, 2007
Houston, Texas